UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.  )*

Under the Securities Exchange Act of 1934

Wejo Group Ltd
(Name of Issuer)

Common Shares, par value $0.001 per share
(Title of Class of Securities)

G9525W109
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Atlas Master Fund, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
299,879 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
299,879 shares

9	aggregate amount beneficially owned by each reporting person
299,879 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.3%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Atlas Management, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
299,879 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
299,879 shares

9	aggregate amount beneficially owned by each reporting person
299,879 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.3%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo PPF Credit Strategies, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
799,892 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
799,892 shares

9	aggregate amount beneficially owned by each reporting person
799,892 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.9%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Master Fund Ltd.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,000,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,000,000 shares

9	aggregate amount beneficially owned by each reporting person
3,000,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
3.2%
12	type of reporting person (See Instructions)
CO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Fund Management LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,000,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,000,000 shares

9	aggregate amount beneficially owned by each reporting person
3,000,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
3.2%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Operating LP
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,000,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,000,000 shares

9	aggregate amount beneficially owned by each reporting person
3,000,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
3.2%
12	type of reporting person (See Instructions)
PN

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Capital LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,000,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,000,000 shares

9	aggregate amount beneficially owned by each reporting person
3,000,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
3.2%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
ST Management Holdings, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
3,000,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
3,000,000 shares

9	aggregate amount beneficially owned by each reporting person
3,000,000 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
3.2%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo A-N Credit Fund (Delaware), L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
400,229 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
400,229 shares

9	aggregate amount beneficially owned by each reporting person
400,229 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9)
0.4%
12	type of reporting person (See Instructions)
PN

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo A-N Credit Management, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
400,229 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
400,229 shares

9	aggregate amount beneficially owned by each reporting person
400,229 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒

11	percent of class represented by amount in row (9)
0.4%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo SPAC Fund I, L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
2,748,368 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
2,748,368 shares

9	aggregate amount beneficially owned by each reporting person
2,748,368 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒

11	percent of class represented by amount in row (9)
2.9%
12	type of reporting person (See Instructions)
PN

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo SPAC Management I, L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
2,748,368 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
2,748,368 shares

9	aggregate amount beneficially owned by each reporting person
2,748,368 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒

11	percent of class represented by amount in row (9)
2.9%
12	type of reporting person (See Instructions)
PN

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo SPAC Management I GP, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
2,748,368 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
2,748,368 shares

9	aggregate amount beneficially owned by each reporting person
2,748,368 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒

11	percent of class represented by amount in row (9)
2.9%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management, L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
7,248,368 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
7,248,368 shares

9	aggregate amount beneficially owned by each reporting person
7,248,368 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐

11	percent of class represented by amount in row (9)
7.7%
12	type of reporting person (See Instructions)
PN

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management GP, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
7,248,368 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
7,248,368 shares

9	aggregate amount beneficially owned by each reporting person
7,248,368 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐

11	percent of class represented by amount in row (9)
7.7%
12	type of reporting person (See Instructions)
OO

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings, L.P.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
7,248,368 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
7,248,368 shares

9	aggregate amount beneficially owned by each reporting person
7,248,368 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐

11	percent of class represented by amount in row (9)
7.7%
12	type of reporting person (See Instructions)
PN

CUSIP No. G9525W109

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings GP, LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2	(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENship or place of organization
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
7,248,368 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
7,248,368 shares

9	aggregate amount beneficially owned by each reporting person
7,248,368 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐

11	percent of class represented by amount in row (9)
7.7%
12	type of reporting person (See Instructions)
OO

Item 1.	(a)	Name of Issuer

Wejo Group Ltd

(b)	Address of Issuer’s Principal Executive Offices

c/o Wejo Ltd., ABC Building,

21-23 Quay St.

Manchester, United Kingdom, M3 4AE

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Apollo Atlas Master Fund, LLC (“Atlas”); (ii) Apollo Atlas Management, LLC (“Atlas Management”); (iii) Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”); (iv) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”); (v) Apollo ST Fund Management LLC (“ST Management”); (vi) Apollo ST Operating LP (“ST Operating”); (vii) Apollo ST Capital LLC (“ST Capital”); (viii) ST Management Holdings, LLC (“ST Management Holdings”); (ix) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”); (x) Apollo A-N Credit Management, LLC (“A-N Credit Management”); (xi) Apollo SPAC Fund I, L.P. (“SPAC Fund I”); (xii) Apollo SPAC Management I, L.P. (“SPAC Management I”); (xiii) Apollo SPAC Management I GP, LLC (“SPAC Management I GP”); (xiv) Apollo Capital Management, L.P. (“Capital Management”); (xv) Apollo Capital Management GP, LLC (“Capital Management GP”); (xvi) Apollo Management Holdings, L.P. (“Management Holdings”); and (xvii) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

Atlas, PPF Credit Strategies, Credit Strategies, A-N Credit and SPAC Fund I each hold securities of the Issuer.

Atlas Management serves as the investment manager of Atlas. Credit Strategies is the sole member of PPF Credit Strategies. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital. A-N Credit Management serves as the investment manager for A-N Credit. SPAC Management I serves as the investment manager for SPAC Fund I. The general partner of SPAC Management I is SPAC Management I GP.

Capital Management serves as the sole member of Atlas Management, A-N Credit Management, SPAC Management I GP, and as the sole member and manager of ST Management Holdings. Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The principal office of each of Atlas, PPF Credit Strategies, A-N Credit, and SPAC Fund I is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands. The principal office of each of Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I, SPAC Management I GP, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)	Citizenship

Atlas and Credit Strategies are each an exempted company incorporated in the Cayman Islands with limited liability. SPAC Fund I is a Cayman Islands exempted limited partnership. Atlas Management, PPF Credit Strategies, ST Management, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I GP, Capital Management GP, and Management Holdings GP are each a Delaware limited liability company. ST Operating, A-N Credit, SPAC Management I, Capital Management, and Management Holdings are each a Delaware limited partnership.

(d)	Title of Class of Securities

Common Shares, par value $0.001 per share (the “Common Share”).

(e)	CUSIP Number

G9525W109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information is reported as of the date of filing of this Schedule 13G.

(a)       Amount beneficially owned:

Atlas	299,879
Atlas Management	299,879
PPF Credit Strategies	799,892
Credit Strategies	3,000,000
ST Management	3,000,000
ST Operating	3,000,000
ST Capital	3,000,000
ST Management Holdings	3,000,000
A-N Credit	400,229
A-N Credit Management	400,229
SPAC Fund I	2,748,368
SPAC Management I	2,748,368
SPAC Management I GP	2,748,368
Capital Management	7,248,368
Capital Management GP	7,248,368
Management Holdings	7,248,368
Management Holdings GP	7,248,368

Atlas, PPF Credit Strategies, Credit Strategies, A-N Credit, and SPAC Fund I each disclaim beneficial ownership of all shares of Common Share included in this report other than the shares of Common Share held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I, SPAC Management I GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Scott Kleinman, James Zelter, and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaims beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b) Percent of class:

Atlas	0.3%
Atlas Management	0.3%
PPF Credit Strategies	0.9%
Credit Strategies	3.2%
ST Management	3.2%
ST Operating	3.2%
ST Capital	3.2%
ST Management Holdings	3.2%
A-N Credit	0.4%
A-N Credit Management	0.4%
SPAC Fund I	2.9%
SPAC Management I	2.9%
SPAC Management I GP	2.9%
Capital Management	7.7%
Capital Management GP	7.7%
Management Holdings	7.7%
Management Holdings GP	7.7%

The percentages are based on 93,950,205 shares of Common Share outstanding as of November 22, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on December 17, 2021.

(c)       Number of shares as to which the person has:

(i)        Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)       Shared power to vote or to direct the vote:

Atlas	299,879
Atlas Management	299,879
PPF Credit Strategies	799,892
Credit Strategies	3,000,000
ST Management	3,000,000
ST Operating	3,000,000

ST Capital	3,000,000
ST Management Holdings	3,000,000
A-N Credit	400,229
A-N Credit Management	400,229
SPAC Fund I	2,748,368
SPAC Management I	2,748,368
SPAC Management I GP	2,748,368
Capital Management	7,248,368
Capital Management GP	7,248,368
Management Holdings	7,248,368
Management Holdings GP	7,248,368

(iii)      Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)      Shared power to dispose or to direct the disposition of:

Atlas	299,879
Atlas Management	299,879
PPF Credit Strategies	799,892
Credit Strategies	3,000,000
ST Management	3,000,000
ST Operating	3,000,000
ST Capital	3,000,000
ST Management Holdings	3,000,000
A-N Credit	400,229
A-N Credit Management	400,229
SPAC Fund I	2,748,368
SPAC Management I	2,748,368
SPAC Management I GP	2,748,368
Capital Management	7,248,368
Capital Management GP	7,248,368
Management Holdings	7,248,368
Management Holdings GP	7,248,368

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 29, 2022

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

Apollo PPF Credit Strategies, LLC

By:	Apollo PPF Credit Strategies Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SPAC FUND I, L.P.

By:	Apollo SPAC Management I, L.P.,
its investment manager

	By:	Apollo SPAC Management I GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO SPAC MANAGEMENT I, L.P.

By:	Apollo SPAC Management I GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO SPAC MANAGEMENT I GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

EXHIBIT 1

JOINT FILING AGREEMENT

WEJO GROUP LTD

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13G and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of March 29, 2022.

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

Apollo PPF Credit Strategies, LLC

By:	Apollo PPF Credit Strategies Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

1

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

2

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SPAC FUND I, L.P.

By:	Apollo SPAC Management I, L.P.,
its investment manager

	By:	Apollo SPAC Management I GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO SPAC MANAGEMENT I, L.P.

By:	Apollo SPAC Management I GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO SPAC MANAGEMENT I GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

3

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

4